Exhibit 4.12

August 17, 2020

Securities and Exchange Commission

100 F Street, N. E.

Washington,

D.C. 20549-7561

Dear Sirs/Madams,

We have read Item 16F of Highway Holdings Limited’s Form 20-F date August 17, 2020, and have the following comments:

1.	We agree with the statements made in paragraphs 2 and 3 of Item 16F for which we have a basis on which to comment on, and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in paragraphs 1 and 4 through 8 of Item 16F.

Your’s sincerely,

Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong